  EXHIBIT 99.1

Manhattan Scientifics, Inc. Announces Stock Repurchase Program

Aug 26, 2015

OTC Disclosure & News Service

Manhattan Scientifics, Inc. ("Manhattan Scientifics”), (OTCQB:MHTX) announced that it is initiating a share repurchase program. Manhattan Scientifics' Board of Directors designated a program to repurchase, from time to time, at management's discretion, shares of the Company's common stock with a value of up to $500,000 in the open market at prevailing market prices over the next 12 months.

Emmanuel Tsoupanarias, President and Chief Executive Officer of Manhattan Scientifics, stated, “As part of our company’s long-term strategy to further develop its disruptive technologies, we have evaluated the recent price levels and we believe that our common stock represents an attractive investment opportunity for our company. We believe that our company is fundamentally sound and the decision to initiate the share repurchase program illustrates the confidence we have in the long-term value of our company.” Management is reviewing and considering a continuing program of actions to enable our MHTX shares to become more accessible to a broader market of institutional investors.

There can be no assurance as to how many common shares will be purchased. In addition, the repurchase program may be suspended or discontinued at any time. Common stock acquired though the repurchase program will be held as treasury shares and may be used for general corporate purposes, including reissuances in connection with acquisitions, employee stock option exercises or other employee stock plans. Repurchases will be made under the program using our own cash resources and will be in accordance with Rule 10b-18 under the Securities Exchange Act of 1934 and other applicable laws, rules and regulations. Maxim Group will act as agent for the Company stock repurchase program.

About Manhattan Scientifics, Inc.

Manhattan Scientifics Inc. (www.mhtx.com) is located in New Mexico, New York and Montreal. It is focused on technology transfer and commercialization of transformative technologies in the nano medicine space. The company is presently developing commercial medical prosthetics applications for its ultra-fine grain metals and plans to commercialize the cancer research work and nano medical applications developed by Senior Scientific LLC, a unit of the Company.

Forward-looking statement

This press release contains forward-looking statements, which are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. Management at Manhattan Scientifics believes that purchase of its shares should be considered to be at the high end of the risk spectrum. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.